Exhibit 10.16

MARCUS E. JUNDT
EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”), dated as of September 26, 2006, is made by and between Kona Grill, Inc., a Delaware corporation, having its principal offices at 7150 East Camelback Road, Suite 220, Scottsdale, Arizona 85251 (the “Company”), and Marcus E. Jundt, a resident of South Dakota (the “Executive”).

Recitals

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company upon the terms and conditions set forth herein;

WHEREAS, to retain Executive, the Company is willing to offer substantial compensation to Executive in the form of salary and other benefits;

WHEREAS, Executive acknowledges that during the course of his employment, Executive will have access to and be provided with confidential and proprietary information and trade secrets of the Company which are invaluable to the Company and vital to the success of the Company’s business;

WHEREAS, the Company and Executive desire to protect such proprietary and confidential information and trade secrets from disclosure to third parties or unauthorized use to the detriment of the Company; and

WHEREAS, the Company and Executive desire to set forth in this Agreement, the terms, conditions, and obligations of the parties with respect to such employment.

NOW, THEREFORE, in consideration of the foregoing recitals, premises and mutual covenants herein contained, and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

1. Definitions.

1.1. “Board” means the Board of Directors of the Company.

1.2. “Cause” means (a) the Executive engages in gross misconduct or gross negligence in the performance of the Executive’s duties for the Company or any of its subsidiaries, (b) the Executive embezzles assets of the Company or any of its subsidiaries, (c) the Executive is convicted (including a plea of guilty or nolo contendere) of a felony involving moral turpitude, (d) the Executive’s breach of any restrictive covenant set forth in Section 8 of this Agreement, or (e) the Executive’s willful and material failure to follow the lawful and reasonable instructions of the Board, which, in each such case (except with regard to (c), is not cured within a reasonable period of time after receipt of notice).

1.3. “Corporate Transaction” means the direct or indirect sale or other disposition for value (to an entity or person unrelated or unaffiliated with the Company) of the equity interests in the Company or the assets of the Company.

1.4. “Disability” means the Executive’s inability to render, for a period of 180 consecutive days, services hereunder by reason of mental or physical disease or disability, as determined by the written medical opinion of an independent medical physician mutually acceptable to the Executive and the Company. The Company shall comply with the Americans with Disabilities Act and any other applicable federal or state laws in making a determination whether Executive’s condition constitutes “Disability” for purposes of this Agreement.

1.5. “Good Reason” means and will be deemed to exist if, without the Executive’s consent, (a) the Executive suffers a material diminution in the Executive’s duties, responsibilities or effective authority or any adverse changes in the Executive’s titles or positions, (b) the Executive suffers a reduction of “Base Salary” or target bonus opportunity as set forth below; or (c) the Company fails to pay any earned compensation or to provide for the Executive’s vested benefits when due and payable and which, in each such case, is not cured within a reasonable period of time after receipt of notice.

2. Employment. Subject to the terms and provisions set forth in this Agreement and specifically as provided in Section 4.1, the Company hereby agrees that the Executive shall be employed as the President and Chief Executive Officer of the Company and shall be a member of the Board, and the Executive hereby accepts such employment.

3. Employment Term. The Executive’s employment under this Agreement shall be at-will. Executive’s employment may be terminated by the Company with or without Cause, with or without notice, and without resort to any specific disciplinary procedure or process at any time, subject to the provisions of Section 6 of this Agreement and Executive may resign or otherwise terminate his employment with the Company at any time, with or without Good Reason, with or without notice. Nothing in writing given to Executive, including this Agreement, and nothing promised verbally, shall obligate the Company to continue to employ Executive for any specified duration or period. Executive is requested, as a matter of professional courtesy, but is not required, to provide the Company with three (3) weeks’ notice of resignation.

4. Positions, Responsibilities and Duties.

4.1. Positions. During the period of the Executive’s employment with the Company (the “Employment Period"), the Executive shall be employed and serve as the President and Chief Executive Officer of the Company and as a member of the Board. In such positions, the Executive shall have the duties, responsibilities and authority normally associated with the office and position of President and Chief Executive Officer and member of the Board of a publicly-held corporation. The Executive shall report to the Board. All other employees of the Company shall report to the Executive and/or his designees.

4.2. Duties. During the Employment Period, the Executive shall have complete responsibility for and authority over all day-to-day operations of the Company. Additionally, during the Employment Period, the Executive shall devote substantially all of his business time, during normal business hours, to the business and affairs of the Company and the Executive shall use his reasonable best efforts to perform faithfully and efficiently the duties and responsibilities contemplated by this Agreement; provided, however, that the Executive shall be allowed, to the extent such activities do not substantially interfere with the performance by the Executive of his duties and responsibilities hereunder, to manage the Executive’s personal, financial and legal affairs. Notwithstanding the foregoing, the Executive shall be permitted (a) to continue to serve as an officer of Jundt Associates, Inc. and (b) to the extent that the Board gives its advance written consent and that such activities do not substantially interfere with the performance by the Executive of his duties and responsibilities hereunder, to serve on corporate, civic or charitable boards or committees.

5. Compensation and Other Benefits.

5.1. Base Salary. During the Employment Period, the Executive shall receive a base salary payable in accordance with the Company’s normal payroll practices of $300,000 per year, which the Board may, in its sole discretion, review and may, in its sole discretion, increase (but not decrease) (“Base Salary”).

5.2. Annual Incentive Bonus.

a. In each calendar year during the Employment Period, beginning in calendar year 2006, the Executive shall be eligible to receive an annual target incentive bonus of $150,000 (the “Incentive Bonus”), based upon the attainment of certain objectives, which shall be established by the Executive and the Board. Any payments made under this Section 5.2(a), shall be paid within 2 and 1/2 months of the end of the Bonus Period provided the Incentive Bonus is no longer subject to a substantial risk of forfeiture.

b. For the Bonus Period in which the Executive’s employment with the Company terminates for any reason, the Company shall pay the Executive a pro rata portion (based upon the period ending on the date on which the Executive’s employment with the Company terminates) of the Incentive Bonus otherwise payable under Section 5.2(a) for the Bonus Period in which such termination of employment occurs; provided, however, that the Bonus Period for purposes of this Section 5.2(b) shall be deemed to end on the last day of the fiscal quarter of the Company during which the Executive’s employment so terminates.

c. The Executive shall receive such additional bonuses, if any, as the Board may in its sole and absolute discretion determine.

d. Any bonuses payable pursuant to this Section 5.2 are sometimes hereinafter referred to as “Incentive Compensation.” Each period for which Incentive Compensation is payable under the Agreement is sometimes hereinafter referred to as a Bonus Period. Unless otherwise specified by the Board or provided under this Agreement, the Bonus Period shall be the fiscal year of the Company.

5.3 Stock Options. Upon the execution of this Agreement by the parties hereto, the Company shall grant Executive One Hundred Thousand (100,000) stock options (the “Stock Options”) to purchase Common Stock of the Company under (and therefore subject to all terms and conditions of) the Company’s 2005 Stock Award Plan (the “Company’s Stock Plan”) at an exercise price equal to $16.40 per share, which is equal to 110% of the closing price per share of the Company’s Common Stock as quoted on the NASDAQ Capital Market. The Stock Options will be granted as incentive stock options to the extent possible under the Company’s Stock Plan and applicable law. The Stock Options shall vest in accordance with the Company’s existing guidelines; provided, however, upon the occurrence of either (i) a Change in Control or (ii) termination without Cause under Section 6.3 hereof, all unvested Stock Options shall vest immediately and become exercisable. All or any portion of the vested Stock Options may be exercised at any one or more times by the Executive during the Term of Employment and for a period of twelve (12) months following the Term of Employment. The Stock Options shall be granted pursuant to certain restrictions as defined from time to time by the Company in its sole discretion.

5.4. Vacation. The Executive shall be entitled to three (3) weeks of paid vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year may not be carried forward into any succeeding calendar year. Any earned but unused vacation time will be paid out to Executive at the time of his termination in accordance with applicable law.

5.5. Benefit Plans. During the Employment Period, the Executive shall be eligible to participate in all pension, 401(k) and other employee pension benefit plans, policies and programs (the “Retirement Plans”) maintained by the Company from time to time for the benefit of senior executive officers. During the Employment Period, the Executive, the Executive’s spouse, if any, and his eligible dependents, if any, shall be eligible to participate in and be covered on the same basis as other senior executive officers of the Company under all the welfare benefit plans, policies and/or programs maintained by the Company from time to time including, without limitation, all medical, hospitalization, dental, disability, life, accidental death and dismemberment and travel accident insurance plans, policies and/or programs (the “Welfare Benefit Plans”). The Welfare Plans and the Retirement Plans are sometimes referred to collectively herein as the “Benefit Plans.”

5.6. Relocation. The Executive will receive reimbursement of all typical and reasonable moving expenses incurred with respect to the Executive’s relocation from South Dakota to Arizona. The Executive will also receive reimbursement of the full cost of any real estate commission paid by the Executive on the sale of the Executive’s South Dakota home, provided that at the closing of any such sale, the Executive is then still an employee of the Company.

5.7. Expense Reimbursement. During and in respect of the Employment Period, the Executive shall be entitled to receive reimbursement for reasonable business expenses incurred by the Executive in performing his duties and responsibilities hereunder, including travel, entertainment, parking, business meetings and professional dues, incurred and substantiated in accordance with the policies and procedures established from time to time by the Company for senior executives of the Company.

5.8. Life Insurance. Executive agrees to cooperate with the Company in obtaining all life insurance as the Board or any lender deems necessary.

5.9 Directors & Officers Insurance. At all times during the Employment Period, Executive shall be considered an officer of the Company and shall be covered by D&O Insurance, or any other similar type of insurance, that provides coverage for the Executive’s acts or omissions undertaken during the course and scope of his employment

6. Termination. Upon the occurrence of any termination of the Executive’s employment as chief executive officer, the Executive shall remain a member of the Board unless mutually agreed upon or in the event Executive is not able to serve.

6.1. Termination Due to Death. In the event of the Executive’s death, the Company will terminate the Executive’s employment hereunder and the Executive’s estate or his legal representative, as the case may be, shall be entitled to: (a) any Base Salary earned but unpaid as of the date of death; (b) a pro-rata payment, for the year of termination equal to the Incentive Bonus that would have been earned for such year (determined at the end of the fiscal year in which such termination occurs) multiplied by a fraction, the numerator of which is the number of days transpired in the calendar year up to and including the date on which the Executive is terminated by the Company due to death, and the denominator of which is 365, such payment shall be made at the time when bonus payments are paid to other senior executives in accordance with the Company’s normal payroll procedures; and (c) any other payments and/or benefits which the Executive or the Executive’s legal representative is entitled to receive under any of the Benefit Plans or otherwise in accordance with the terms of such plan or arrangement.

6.2. Termination Due to the Executive’s Disability. The Company may terminate the Executive’s employment hereunder due to Disability in accordance with this Section. Notwithstanding the foregoing, if, in the good faith determination of the Board, the Executive is suffering from a mental or physical disease or disability that impacts the performance of his duties in any material respect, the Company may, in its absolute and sole discretion, suspend the Executive for a period of up to 180 days during the Employment Period (provided that such suspension shall not constitute Good Reason under Section 1.5 and provided further that during such suspension, the Executive shall (a) continue to receive his Base Salary in accordance with Section 5.1 and (b) be eligible to receive the benefits he may be entitled to under the Company’s short-term disability plan, if any). If the Board does not re-instate the Executive to employment (under the terms and conditions of this Agreement) by the end of such 180 day period or at any time prior to the end of such period, in the Board’s sole discretion, the Company may (i) terminate the Executive’s employment without Cause (as provided under Section 6.3) if the Executive’s condition does not meet the definition of Disability at the time of termination, or (ii) terminate the Executive’s employment due to Disability (as provided under this Section) if the Executive’s condition does meet the definition of Disability at the time of termination. In such latter event, the Executive or his legal representative, as the case may be, shall be entitled to:

(a) any Base Salary earned but unpaid as of the date of the Executive’s termination due to Disability;

(b) a pro-rata payment, for the year of termination equal to the Incentive Bonus that would have been earned for such year (determined at the end of the fiscal year in which such termination occurs) multiplied by a fraction, the numerator of which is the number of days transpired in the calendar year up to and including the date on which the Executive is terminated by the Company due to Disability, and the denominator of which is 365, such payment shall be made at the time when bonus payments are paid to other senior executives in accordance with the Company’s normal payroll procedures; and

(c) any other payments and/or benefits which the Executive or the Executive’s legal representative is entitled to receive under any of the Benefit Plans, the SERP or otherwise in accordance with the terms of such plan or arrangement.

6.3. Termination by the Company Without Cause or by the Executive for Good Reason. The Company may terminate the Executive’s employment hereunder without Cause. The Executive may terminate his employment hereunder with the Company for Good Reason.

6.3.1. In either such event (unless the Executive has incurred a termination under Section 6.1 or 6.2 above), the Executive shall be entitled to, upon execution and effectiveness of a general release: (a) Base Salary earned but unpaid as of the date of the Executive’s termination and (b) any other payments and/or benefits which the Executive is entitled to receive under any of the Benefit Plans or otherwise in accordance with the terms of such plan or arrangement. Additionally, the Executive will receive (i) Base Salary continuation for eighteen months paid in equal monthly installments, (ii) continuation of medical and dental benefits in effect as of the date of termination of employment for a period of eighteen (18) months and (iii) payment of 150% of the most recent Incentive Bonus actually paid to the Executive, payable in eighteen (18) monthly installments (collectively the “Severance Payment”). In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), under no circumstances may the time or schedule of any payment made, or benefit provided, pursuant to this Section 6.3.1 be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations or other guidance issued pursuant to Section 409A of the Code. In addition, Executive does not have any right to make any election regarding the time or form of any payment due under this Section 6.3.1 or any other provision of this Agreement.

6.4. Termination by the Company For Cause or Termination by the Executive Without Good Reason. The Executive shall have the right to terminate his employment hereunder without Good Reason or without any reason at all. The Company may terminate the Executive’s employment hereunder for Cause. In either such event, the Executive shall be entitled only to: (a) any Base Salary earned but unpaid through the date of such termination; (b) any other accrued and vested payments and/or benefits which the Executive is entitled to receive under any of the Benefit Plans.

6.5. Certain Other Payments.

6.5.1. In the event that (i) the Executive becomes entitled to any other payments or benefits from the Company in connection with a Corporate Transaction (collectively, the “Total Payments") which constitute an “excess parachute payment” as defined in Section 280G(b) of the Code, and (ii) the Executive would be subject to an excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Executive may submit all or any portion of the Total Payments to a shareholder vote for purposes of satisfying Section 280G(b)(5) of the Code (a “Shareholder Vote”).

6.5.2. To the extent that the Executive does not so submit any portion of the Total Payments to a Shareholder Vote and, if any such portion of the Total Payments would subject Executive to the Excise Tax, then, such non-submitted portion of the Total Payments and benefits will be reduced to the extent necessary to eliminate the imposition of the Excise Tax.

7. Successors.

7.1. The Executive. This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive, except that the Executive’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or pursuant to a domestic relations order. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and/or legal representatives.

7.2. The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

8. Restrictive Covenants.

8.1. Non-Solicitation. During the Employment Period and for a period of twelve months after any termination of employment hereunder for any reason, the Executive will not, directly or indirectly, on the Executive’s behalf or on behalf of any other person, firm, partnership, corporation or other entity, (a) solicit, induce or attempt to solicit or induce any employee of the Company, its parent or any of its subsidiaries to leave employment with the Company, its parent or any of its subsidiaries or (b) hire any such employee (except for general, non-targeted employment advertising efforts by any such person, firm, partnership, corporation or other entity).

8.2. Non-Competition. During the Period of Employment and for a period of eighteen (18) months after any termination of employment hereunder for any reason, the Executive will not directly or indirectly, engage in, represent in any way, be connected with, become employed by or have any interest in any business or activity which competes in any material manner in any location at which the material businesses of the Company, its parent or any of its subsidiaries are conducted at the time of such termination.

8.3. Confidentiality. During the Employment Period or at any time thereafter, the Executive will not, without the prior express written consent of the Company, directly or indirectly divulge, disclose or make available or accessible any confidential matters or proprietary information of the Company, its parent and/or its subsidiaries known to the Executive which are not otherwise in the public domain to any person, firm, partnership, corporation, trust or any other entity or third party (other than when the Executive is required to do so by a lawful order of (a) a court of competent jurisdiction, (b) any governmental authority or agency, or (c) any recognized subpoena power).

8.4. Injunctive Relief. The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this Section 8 of this Agreement. The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 8, and to specific performance of each of the terms of such Section in addition to any other legal or equitable remedies that the Company may have. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 8, raise the defense that the Company has an adequate remedy at law.

8.5. Special Severability. The terms and provisions of this Section 8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on the Executive’s future employment imposed by this Section 8 be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 8 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

9. Miscellaneous.

9.1. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflict of laws.

9.2. Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

9.3. Legal Fees. The Executive shall be paid or reimbursed for all reasonable attorney fees incurred by the Executive in connection with the review, preparation and negotiation of this Agreement up to $2,000.

9.4. Indemnification. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director or officer of the Company and/or any affiliate, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent while serving as a director, officer, employee or agent, he shall be indemnified and held harmless by the Company (unless the Executive’s actions or omissions constitute gross negligence or willful misconduct) to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all costs and expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

9.5. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:

Kona Grill, Inc.
7150 E. Camelback Road
Suite 220
Scottsdale, AZ 85251
Attn: Mark Robinow

With a copy to Company’s

Counsel at:

Greenberg Traurig, LLP
2375 E. Camelback Road
Suite 700
Phoenix, AZ 85016
Attn: Quinn P. Williams

If to the Executive:

Marcus E. Jundt
Jundt Associates, Inc.
301 Carlson Parkway
Suite 120
Minnetonka, MN 55305

or to such other address as any party shall have furnished to the others in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

9.6. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes to the extent the same required to be withheld pursuant to any applicable law or regulation.

9.7. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

9.8. Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

9.9. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

9.10. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto. Additionally, this Agreement supersedes the Offer Letter.

9.11. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment under this Agreement for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

Kona Grill, Inc.

By: /s/ Mark S. Robinow
Name: Mark Robinow
Title: Executive Vice President
Executive:

/s/ Marcus E. Jundt
Marcus E. Jundt